UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported)	May 15, 2021

TELEFLEX INCORPORATED
(Exact name of Registrant as Specified in Its Charter)

Delaware	1-5353	23-1147939
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

550 E. Swedesford Rd., Suite 400	Wayne,	PA		19087
(Address of Principal Executive Offices)				(Zip Code)

Registrant’s Telephone Number, Including Area Code		(610)	225-6800

Not applicable
(Former Name or Former Address, If Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $1 per share	TFX	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05. Costs Associated with Exit or Disposal Activities.
On May 15, 2021, Teleflex Incorporated (the “Company”) entered into a definitive agreement (the “Sale Agreement”) to divest certain product lines within its global respiratory product portfolio to Medline Industries, Inc. (“Medline”). In connection with its entry into the Sale Agreement, the Company committed to a restructuring plan designed to separate the manufacturing operations that will be transferred to Medline from those that will remain with the Company, which plan includes related workforce reductions (the “Plan”). The Plan includes expanding the Company’s existing locations to accommodate the transfer of capacity from the sites that will be transferred to Medline and replicating the manufacturing processes at the alternate existing Teleflex locations. Initial actions under the Plan are expected to commence in the second quarter of 2021, with more substantial activities scheduled to begin after completion of the initial closing of the transactions contemplated under the Sale Agreement, which is expected to occur in the third quarter of 2021. The Plan is expected to be substantially completed by the end of 2023.

The Company estimates that it will incur aggregate pre-tax restructuring and restructuring related charges in connection with the Plan of $24 million to $30 million, of which the Company expects $6 million to $7 million to be incurred in 2021 and the balance to be incurred in 2022 and 2023. The Company estimates that substantially all of these charges will result in cash outlays, the majority of which will be made in 2022 and 2023. Additionally, the Company expects to incur $22 million to $28 million in aggregate capital expenditures under the plan, which are expected to be incurred mostly in 2022 and 2023.

The following table provides a summary of the Company’s cost estimates by major type of expense associated with the Plan:

Type of expense	Total estimated amount expected to be incurred
Restructuring charges (1)	$5 million to $8 million
Restructuring related charges (2)	$19 million to $22 million
Total restructuring and restructuring related charges	$24 million to $30 million
(1) Substantially all of the charges consist of employee termination benefit costs.
(2) Consist of charges that are directly related to the Plan and principally constitute costs to transfer manufacturing operations to other locations and project management costs. Substantially all of the charges are expected to be recognized within costs of goods sold.

As the Plan progresses, the Company will reevaluate the estimated expenses and charges set forth above, and may revise its estimates, as appropriate, consistent with GAAP.

Item 7.01 Regulation FD Disclosure.
On May 18, 2021, the Company issued a press release announcing that it has entered into a definitive agreement to divest certain product lines within its global respiratory product portfolio to Medline. A copy of the press release is furnished as Exhibit 99.1 hereto. The information furnished pursuant to Item 7.01 of this Current Report, including Exhibit 99.1, shall not be considered "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of such section, nor shall it be incorporated by reference into future filings by the Company under the Securities Act of 1933, as amended or under the Securities Exchange Act of 1934, as amended, unless the Company expressly sets forth in such future filing that such information is to be considered "filed" or incorporated by reference therein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1    Press Release, dated May 18, 2021
104    The Cover Page from this Current Report on Form 8-K, formatted in Inline XBRL

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 18, 2021	TELEFLEX INCORPORATED By: /s/ Liam J. Kelly Name: Liam J. Kelly Title: Chairman, President and Chief Executive Officer